SEC 1344 (11091)

     U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     SEC File Number  000-21615
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                                                       CUSIP Number 100560 10 1
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(Check One):  [X] Form 10-K and Form 10-KSB  [   ] Form 20-F   [   ] Form 11-K
              [ ] Form 10-Q and Form 10-QSB  [   ] Form N-SAR


                  For Period Ended:  December 31, 2000
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                  [   ]    Transition Report on Form 10-K
                  [   ]    Transition Report on Form 20-F
                  [   ]    Transition Report on Form 11-K
                  [   ]    Transition Report on Form 10-Q
                  [   ]    Transition Report on Form N-SAR
                  For the Transition Period Ended:
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part III of Form 10-K, initially filed on April 2, 2001.


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Part I - Registrant Information


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Full Name of Registrant
Former Name if Applicable
                             Boston Biomedica, Inc.
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Address of Principal Executive Office (Street and Number)

                                 375 West Street
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City, State and Zip Code
                         West Bridgewater, MA 02379-1040
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Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            |X|              (a)   The reasons described in reasonable detail in
                                   Part III of this form could not be eliminated
                                   without unreasonable effort or expense;
            |X|              (b)   The subject annual report, semi-annual
                                   report, transition report on Form 10-K,
                                   Form 20-F, 11-K, Form N-SAR, or portion
                                   thereof, will be filed on or before the
                                   fifteenth calendar day following the
                                   prescribed due date; or the subject quarterly
                                   report or transition report on Form 10-Q, or
                                   portion thereof will be filed on or before
                                   the fifth calendar day following the
                                   prescribed due date; and
            |_|              (c)   The accountant's statement or other exhibit
                                   required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The Company experienced  difficulties obtaining the information required by
Part III of Form 10-K, which it intended to include in its Proxy Statement. The Company intended to incorporate by reference the disclosure required under Part III of Form 10-K in its Proxy Statement. Because of unforseen difficulties, the information required under Part III of Form 10-K could not be completed and disclosed in the Proxy Statement without unreasonable effort or expense.
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Part IV - Other Information

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(1)      Name and telephone number of person to contact in regard to this notification

         Steven R. London                    617                 856-8313
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         (Name)                           (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed?  If the answer is no, identify report(s).     Yes [X]    No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              Yes [ ]    No [X]


                             Boston Biomedica, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 1, 2001                      By /s/ Richard T. Schumacher
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                                        Name:  Richard T. Schumacher
                                        Title: Chief Executive Officer